ERIE, Pa., November 11, 2004, PRNewswire--FirstCall/--Rent-Way, Inc. (NYSE: RWY) today announced that it has opened 10 new stores in the following cities over the past 60 days:

Albuquerque, New Mexico
Clarksville, Indiana
Flagstaff, Arizona
Philadelphia, Pennsylvania
Winslow, Arizona
Bridgeport, Connecticut
Harrison, Arkansas
Lawrence, Massachusetts
Lexington, Tennessee
New Bedford, Massachusetts

The company expects to open 4-6 additional stores by December 31, 2004. “We have accelerated our store opening plans for 2005,” said William Morgenstern, CEO of Rent-Way, Inc. “At this time we expect to open approximately 30-40 additional stores over the next 12 months. There are many markets where we can leverage our multi-unit management team and existing advertising coverage. We expect these new stores to enhance our operating margins once they ramp up in 12 to 16 months.”

Todd Homberger, VP of new stores, said “We have put together a first rate new store opening plan that includes a rigorous challenge process for site location, staffing and financial expectations. Each site undergoes very intense demographic and competitive research before its opening is approved by our senior management team. I am excited about what we see in the pipeline for 2005.”

The company intends to give financial guidance for core operations, new store expectations and combined company forecast during its earnings call later this month or early December.

About Rent-Way

Rent-Way is one of the nation’s largest operators of rental-purchase stores. Rent-Way rents quality name brand merchandise such as home entertainment equipment, computers, furniture and appliances from 761 stores in 33 states.

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